Exhibit 3.90

OPERATING AGREEMENT OF

CENTURY COMMUNITIES OF UTAH, LLC

THIS OPERATING AGREEMENT (this “Agreement’) of Century Communities of Utah, LLC, a Utah limited liability company (the “Company”), is entered into as of April 15, 2016 and shall constitute the “operating agreement” of the Company within the meaning of Section 48-3a-102(16) of the Utah Revised Uniform Limited Liability Company Act, as amended (the “Act’).

1. Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the Company.

2. Century Communities, Inc., a Delaware corporation, shall be the sole “member” of the Company within the meaning of Section 48-3a-102(14) of the Act (the “Member”).

3. The Company shall maintain a Utah registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

4. The purpose and scope of the Company shall be to engage in such lawful activities as shall be determined by the Member in its sole and absolute discretion.

5. The Company shall have perpetual duration unless earlier terminated by law or pursuant to this Agreement.

6. Title to all Company property shall be held in the name of the Company; provided, however, that the Company shall make such distributions of cash and/or property to the Member as the Member shall from time to time determine in its sole and absolute discretion.

7. Except as otherwise required by applicable law, the Member shall have no personal liability for the debts and obligations of the Company.

8. The Member shall have no obligation to make any contributions to the capital of the Company and shall make only such contributions as the Member shall from time to time determine in its sole and absolute discretion.

9. The Member shall have no obligation to provide any services to the Company and shall provide only such services as the Member shall from time to time determine in its sole and absolute discretion.

10. The business and affairs of the Company will be managed by a sole manager (the “Manager”), who shall initially be Century Communities, Inc. The Manager will have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives. No Member may contract a debt or incur a liability on behalf of the Company except to the extent the Manager expressly authorizes the Member to do so. The Manager will be elected by the Member. The Manager will hold office until his successor is duly elected, until his or its death or dissolution, until he or it resigns or until he or it is removed in the manner hereinafter provided. The Manager or any agent may be removed by the Member at any time.

11. The Member may appoint officers for the Company (“Officers”). Officers shall perform the duties designated by the Member and shall have those powers authorized by the Member. Officers serve at the pleasure of the Member, so the Member may remove or replace any Officer at its discretion. Todd Amberry is hereby appointed as an initial Officer of the Company, with a title of President. Each Officer is authorized to sign any document on behalf of the Company.

11. The Company shall indemnify the Member and the Manager to the fullest extent permitted by law.

12. The Member may transfer all or any portion of its ownership in the Member’s sole and absolute discretion. In the event of any such transfer, this Agreement shall be amended to reflect the respective rights and obligations of the Member and the transferee or transferees. No person shall be admitted to the Company as an additional member without the written consent of the Member, which consent may be withheld in the Member’s sole and absolute discretion; provided, however, that in connection with a voluntary transfer or assignment by the Member of all of its ownership (not including a collateral assignment or pledge): (a) the Member will automatically withdraw; (b) the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law; and (c) the Company shall be continued without dissolution.

13. The interpretation and enforceability of this Agreement and the rights and liabilities of the Member as such shall be governed by the laws of the State of Utah as such laws are applied in connection with operating agreements entered into and wholly performed upon in Utah by residents of Utah. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

14. In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

15. This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

16. This Agreement contains the entire understanding and intent of the Member regarding the Company and supersedes any prior written or oral agreement respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the Company which are not fully expressed in this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

CENTURY COMMUNITIES, INC.

By:

Name:	David Messenger

Title:	CFO